Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

REPORTS 2016 SECOND QUARTER RESULTS

San Francisco, CA – August 10, 2016 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter of 2016.

Second Quarter Results

For the three months ended June 30, 2016, medical services revenue increased 2.8% to $4,518,000 compared to medical services revenue of $4,394,000 for the second quarter of 2015.

Revenue for the Company's initial proton therapy system installed at The Marjorie and Leonard Williams Center for Proton Therapy at UF Health Cancer Center-Orlando Health in Florida, which began treating patients in April, was $446,000.

Revenue for the Company's Gamma Knife operations decreased to $3,962,000 for the second quarter of 2016 compared to $4,281,000 for the second quarter of 2015, reflecting a 6.9% decrease in treatment volume versus prior year.

Net income attributable to the Company for the second quarter of 2016 was $93,000, or $0.02 per share. This compares to a net loss attributable to the Company for the second quarter of 2015 of $1,970,000, or $0.36 per share, which included the loss attributable to an impairment charge of $2,114,000 related to the Company’s strategic equity investment in Mevion Medical Systems. Adjusted net income attributable to the Company for the second quarter of 2015, after excluding the loss attributable to the impairment charge, was $144,000, or $0.03 per share.

Medical services gross margin for the second quarter of 2016 was essentially unchanged at 40.7% of revenue, compared to medical services gross margin of 41.0% of revenue for the second quarter of 2015.

Operating income decreased to $443,000 for the second quarter of 2016 compared to operating income of $478,000 for the same period a year earlier, primarily the result of higher interest expense associated with the proton system in Florida.  Adjusted pre-tax income, net of income attributable to non-controlling interest, was $186,000 for the second quarter of 2016.  This compares to adjusted pre-tax income, net of income attributable to non-controlling interest and the loss attributable to the impairment charge related to the Company’s equity investment in Mevion, of $250,000 for the second quarter of 2015.

Selling and administrative expenses for the second quarter of 2016 decreased slightly to $963,000, compared to selling and administrative expenses of $979,000 for the second quarter of 2015.

Adjusted EBITDA, a non-GAAP financial measure, was $2,328,000 for the second quarter of 2016, compared to $2,246,000 for the second quarter of 2015. Please refer to the financial statements included with this press release for a reconciliation of GAAP to this non-GAAP financial measure.

Six Months Results

For the six months ended June 30, 2016, medical services revenue increased 2.9% to $8,756,000 compared to medical services revenue of $8,511,000 for the first six months of 2015.

Gamma Knife treatment volume decreased 3.4% for the first six months of 2016 compared to the same period of 2015. Excluding treatments at a customer site whose contract expired at the end of the first quarter of 2015, Gamma Knife volume was down 0.8% for this year's first half compared to the first half of 2015.

Net income attributable to the Company for the first six months of 2016 was $144,000, or $0.03 per share. This compares to a net loss attributable to the Company for the first six months of 2015 of $1,842,000, or $0.34 per share. Excluding the loss on early extinguishment of debt of $108,000 during the first half of 2016, net of estimated taxes, adjusted net income attributable to the Company for the first half of 2016 was $208,000, or $0.04 per share. This compares to adjusted net income attributable to the Company for the first half of 2015, excluding the loss attributable to the impairment charge, of $272,000, or $0.05 per share.

Adjusted EBITDA was $4,457,000 for the first six months of 2016, compared to $4,365,000 for the first six months of 2015.

Balance Sheet Highlights

At June 30, 2016, cash, cash equivalents and restricted cash was $1,814,000 compared to $2,259,000 at December 31, 2015. Shareholders' equity at June 30, 2016 was $25,690,000, or $4.79 per outstanding share. This compares to shareholders' equity at December 31, 2015 of $25,180,000, or $4.69 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Treatment volume at our first proton therapy center, at UF Health Cancer Center-Orlando Health, ramped up much faster than we anticipated when the system began treating patients in April. The MEVION S250 system we supplied the Orlando center performed 442 fractions during the quarter, reliably and with outstanding patient throughput. We expect this system to contribute more significantly to revenue in this year's second half as the center moves further up the learning curve and volume increases. We plan to expand our proton therapy business, and are currently in discussions with several other hospitals seeking to partner with AMS to develop proton centers of their own.

"Volume in our Gamma Knife business was down marginally for this year's first six months compared to the same period of 2015, excluding volume lost due to the expiration of a customer contract at the end of last year's first quarter. We attribute this slight decrease to normal variation in the flow of new cancer patients at several of our sites this year compared to last. Nevertheless, gross margins in our Gamma Knife business remain robust, and we continue to work diligently to improve profitability and utilization of the 17 Gamma Knife systems AMS currently has placed at hospitals around the country."

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time, and mention confirmation number 4314 7466. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by dialing 888-843-7419 and entering 4314 7466# when prompted.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected contribution to revenue from the MEVION S250 system, the expansion of the Company's proton therapy business, and efforts to improve profitability and utilization) which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2015, its Form 10-Q for the quarter ended March 31, 2016, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 21, 2016.

Non-GAAP Financial Measures

None of adjusted EBITDA, adjusted pre-tax income and adjusted net income attributable to the Company, the non-GAAP measures presented in this press release and supplementary information, is a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures should not be considered as substitute for, and investors should also consider, income (loss) before income taxes, income from operations, net income attributable to the Company, earnings (loss) per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability. We use these non-GAAP financial measures as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as the impairment charge related to the Company's equity investment in Mevion and the loss on early extinguishment of debt. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance.

Contacts:	American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

eabates@ashs.com

Berkman Associates

Neil Berkman, (310) 477-3118

President

info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 10, 2016
Page 4	Second Quarter 2016 Financial Results

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015

Medical services revenue	$4,518,000	$4,394,000	$8,756,000	$8,511,000
Costs of revenue	2,679,000	2,592,000	5,184,000	5,112,000

Gross margin	1,839,000	1,802,000	3,572,000	3,399,000

Selling & administrative expense	963,000	979,000	1,912,000	1,800,000
Interest expense	433,000	345,000	718,000	665,000

Operating income	443,000	478,000	942,000	934,000

(Loss) on write down
investment in equity securities	--	(2,114,000)	--	(2,114,000)

(Loss) on early extinguishment of debt	--	--	(108,000)	--
Other income	3,000	5,000	8,000	11,000

Income (loss) before income taxes	446,000	(1,631,000)	842,000	(1,169,000)
Income tax expense	93,000	106,000	157,000	236,000

Net income (loss)	$353,000	$(1,737,000)	$685,000	$(1,405,000)

Less: Net (income) attributable
to non-controlling interest	(260,000)	(233,000)	(541,000)	(437,000)

Net income (loss) attributable to
American Shared Hospital Services	$93,000	$(1,970,000)	$144,000	$(1,842,000)

Income (loss) per common share:
Basic	$0.02	$(0.36)	$0.03	$(0.34)

Assuming dilution	$0.02	$(0.36)	$0.03	$(0.34)

	Balance Sheet Data
	Jun. 30,	Dec. 31,
	2016	2015

Cash and cash equivalents	$1,814,000	$2,259,000
Current assets	$6,527,000	$6,007,000
Investment in equity securities	$579,000	$579,000
Total assets	$59,301,000	$54,114,000

Current liabilities	$9,577,000	$8,698,000
Shareholders' equity	$25,690,000	$25,180,000

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 10, 2016
Page 5	Second Quarter 2016 Financial Results

Reconciliation of non-GAAP results of operations to the nearest comparable GAAP measures

	Three months ended		Six months ended
	2016	2015	2016	2015
Income (loss) before income taxes	$446,000	$(1,631,000)	$842,000	$(1,169,000)
Less: Net (income) attributable
to non-controlling interest	$(260,000)	$(233,000)	$(541,000)	$(437,000)
Income before income taxes, net of
income attributable to non-controlling interest	$186,000	$(1,864,000)	$301,000	$(1,606,000)

Loss on write down of investment in equity securities	$--	$2,114,000	$--	$2,114,000
Early extinguishment of debt, net of estimated tax	$--	$--	$64,000	$--
Adjusted pre-tax income	$186,000	$250,000	$365,000	$508,000

Net income (loss)	$93,000	$(1,970,000)	$144,000	$(1,842,000)
Loss on write down of investment in equity securities	$--	$2,114,000	$--	$2,114,000
Early extinguishment of debt, net of estimated tax	$--	$--	$64,000	$--
Adjusted net income	$93,000	$144,000	$208,000	$272,000

Adjusted net income per common share:	$0.02	$0.03	$0.04	$0.05

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 10, 2016
Page 6	Second Quarter 2016 Financial Results

Adjusted EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015

Net Income (loss)	$93,000	$(1,970,000)	$144,000	$(1,842,000)
Plus:
Income Tax Expense	$93,000	$106,000	$157,000	$236,000
Interest Expense	$433,000	$345,000	$718,000	$665,000
Depreciation and Amortization Expense	$1,649,000	$1,593,000	$3,211,000	$3,098,000
Share-Based Payment	$60,000	$58,000	$119,000	$94,000
Loss on Write Down Mevion	$--	$2,114,000	$--	$2,114,000
Early Extinguishment of Debt	$--	$--	$108,000	$--
Adjusted EBITDA	$2,328,000	$2,246,000	$4,457,000	$4,365,000